Exhibit 99.1

THE SHARPER IMAGE®

350 The Embarcadero

San Francisco, CA 94105                      Corporate Headquarters

FOR IMMEDIATE RELEASE

August 3, 2006

Contact:	Tersh Barber, Director, Investor Relations

The Sharper Image

415/445-6274

SHARPER IMAGE REPORTS JULY SALES

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of July, the second quarter and the first six months of the fiscal year ending January 31, 2007.

July Sales

For the month ended July 31, 2006, total Company sales were $34.8 million compared to $42.0 million in the previous year, a decrease of 17 percent. Total store sales were $21.8 million compared to $27.6 million in the prior July, a decrease of 21 percent. Comparable store sales in July decreased 23 percent. Total catalog sales/direct marketing sales (including wholesale) were $8.5 million compared to last July’s $8.9 million, a decrease of four percent. Internet sales were $4.5 million compared to last July’s $5.5 million, a decrease of 17 percent.

Second Quarter Sales

For the second quarter ended July 31, 2006, total Company sales were $104.1 million compared to $133.6 million in the previous year, a decrease of 22 percent. Total store sales for the quarter were $64.7 million compared to $87.8 million in the prior year, a decrease of 26 percent. Comparable store sales for the second quarter decreased 28 percent. Total catalog sales/direct marketing sales (including wholesale) for the second quarter were $24.4 million compared to $27.5 million, a decrease of 11 percent. Internet sales for the second quarter were $15.1 million compared to $18.4 million, a decrease of 18 percent.

Year-to-Date Sales

Year-to-date for the six months ended July 31, 2006, total Company sales were $208.2 million compared to $274.8 million in the previous year, a decrease of 24 percent. Total store sales for the six months were $121.4 million compared to $166.1 million in the prior year, a decrease of 27 percent. Comparable store sales for the six months decreased 28 percent. Total catalog sales/direct marketing sales (including wholesale) for the six months were $54.5 million compared to $67.2 million, a decrease of 19 percent. Internet sales for the six months were $32.3 million compared to $41.5 million, a decrease of 22 percent.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 190 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.